News Release

Investor Contact	Media Contact
Ed Wilhelm	Anne Roman
(734) 477-4245	(734) 477-1392

Borders Group Reports Final Third Quarter 2005 Results; Management Guides Toward Fourth Quarter EPS of $1.60 to $1.80

Ann Arbor, Mich., Nov. 15, 2005—Borders Group, Inc. (NYSE: BGP) today reported final results for the third fiscal quarter of 2005, which ended Oct. 22. Total consolidated sales were $837.2 million, up 0.5% over the same period in 2004. On a consolidated basis, Borders Group recorded a loss of $0.20 per share, which is consistent with the company’s most recent financial projections, and compares to a loss of $0.01 per share for third quarter 2004. All earnings per share figures include the impact of non-operating adjustments.

“While book sales continued to perform well at U.S. superstores in the third quarter, overall sales trends were challenging and coincided with heavy investments being made during the period to complete our planned program of store remodels for the year,” said Borders Group Chief Executive Officer Greg Josefowicz. “As we look forward, with this year’s remodel activities behind us, a solid inventory position in our stores and a promotional program in place, we are prepared for the upcoming holiday shopping season. Our fourth quarter guidance range at its midpoint reflects year-to-date sales trends excluding Harry Potter for all business segments.”

Consolidated Results
As stated, Borders Group achieved third quarter consolidated sales of $837.2 million, an increase of 0.5% over 2004. Comparable store sales for the period declined by 0.2% at Borders superstores and declined by 5.2% within the Waldenbooks Specialty Retail segment. Total International segment sales increased by 6.2% over the same period in 2004 as sales trends in U.K. stores continue to be weak.

Borders Group recorded a consolidated net loss of $14.1 million, which compares to a loss of $1.1 million for the same period a year ago, due primarily to lower than expected sales across all business segments and the cost of strategic investments. Gross margin as a percent of sales in the third quarter was down compared to 2004 by 1.8% from 25.6% to 23.8% resulting primarily from de-leveraging of occupancy costs and higher supply chain costs. Third quarter SG&A as a percent of sales increased by 0.6% from 25.3% to 25.9% due to de-leveraging resulting from weaker than expected sales and the cost of strategic investments. Interest expense in the third quarter was up $1.3 million compared to 2004 and was related primarily to the planned increase in capital expenditures and share repurchases. In the third quarter, Borders Group repurchased 2.5 million shares of the company’s common stock totaling $55.2 million. Year-to-date, the company has repurchased 8.5 million shares totaling $199.1 million.
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Borders Group Q3 2005--2
Non-Operating Adjustments
In the third quarter, non-operating adjustments totaled an after-tax charge of $0.02 per share. This charge is comprised primarily of asset write-offs and accelerated depreciation costs related to store remodels as well as adjustments made to correct for prior years’ lease accounting.

Borders
Third quarter sales at domestic Borders superstores were $572.9 million, an increase of 1.6% over the same period in 2004. Book sales were solid, led by strength in backlist titles, with third quarter comparable store sales in the book category up by approximately 3%. Music sales for the period declined by approximately 15% on a comparable store sales basis. Net income in the third quarter decreased by 16.5% to $7.6 million and included—as a non-operating adjustment—a benefit of $1.8 million to correct for prior years’ lease accounting.

During the third quarter, the company remodeled 55 Borders superstores, completing the 2005 remodeling program, which upgraded a total of 100 locations during the year as planned. The majority of the remodeled stores included significant physical improvements as well as the conversion of existing Borders cafes to Seattle’s Best Coffee cafes and the addition of Paperchase branded gifts and stationery shops. In the third quarter, remodeled stores outperformed the rest of the chain on a comparable store sales basis by approximately 2%. Two new U.S. superstores were opened in the third quarter, bringing the total of superstores to 466 at the close of the period. Borders plans to open nine new superstores in the fourth quarter, bringing the total for the year to 17, including two relocations.

International
Total sales in the International segment increased by 6.2% to $125.9 million for the third quarter. Excluding the impact of foreign currency translation, total International sales would have increased by 6.0% for the quarter over the same period last year. In the U.K., comparable store sales for Borders superstores declined by approximately 5% and declined by approximately 10% at Books etc. stores. Net loss for the segment was $10.4 million compared to a $2.5 million loss for the same period in 2004, attributable primarily to lower than expected sales in the U.K. as well as a non-operating adjustment to correct for prior years’ lease accounting. The lease accounting adjustment increased the third quarter net loss by $3.4 million. During the third quarter, the company opened three new International stores, bringing the total number of superstore locations outside the U.S. to 50 at the close of the period. In the fourth quarter, the company will open six new superstore locations in overseas markets, bringing the total of new stores in the segment to 15 for the year, including two franchise stores in Malaysia.

Waldenbooks Specialty Retail
The Waldenbooks Specialty Retail segment generated third quarter sales of $138.4 million, which is down 8.1% from a year ago. Net loss for the segment increased in the third quarter from $1.1 million to $3.4 million. The company converted 50 Waldenbooks stores to Borders Express during the period, bringing the year-to-date total of converted stores to 98. There are currently a total of 133 Borders Express locations that have been converted from Waldenbooks stores. Same-store sales at Borders Express locations outperformed the overall Waldenbooks chain by approximately 2.5% in the third quarter.
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Borders Group Q3 2005—3
Q4 2005 Outlook
•
Management projects consolidated earnings per share for the fourth quarter to range from $1.60 to $1.80. This compares to $1.62 consolidated earnings per share for the same period in 2004. The projection includes the impact of non-operating adjustments, estimated to be an after-tax charge of approximately $0.04 to $0.05 per share. This compares to non-operating charges totaling $0.05 per share for the same period a year ago.

•	Comparable store sales at Borders superstores are expected to be flat to down in the low single digits.
•	Comparable store sales at Waldenbooks Specialty Retail are expected to decline in the low to high single digits.
•	Total International sales are expected to increase by 6% to 12%.

2005 Full-Year Outlook
•
Management projects that full year consolidated earnings per share will range from $1.28 to $1.47 compared to 2004 consolidated earnings per share of $1.69. The earnings projection includes the impact of non-operating adjustments, estimated to be an after-tax charge of $0.11 to $0.12 per share.

Next Financial Release/Conference Call
Borders Group will issue a post-holiday sales recap in mid-January. Final fourth quarter and full year results will be issued after market close March 16, 2006 with a conference call to follow at 8 a.m. Eastern March 17.

About Borders Group, Inc.
Headquartered in Ann Arbor, Mich., Borders Group is a leading global retailer of books, music and movies with more than 1,200 stores and over 34,000 employees worldwide. More detailed information on the company is available at www.bordersgroupinc.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as "projects," "expected," "estimated," "look," "continuing," "plans," "guidance, " "goal," "will," "may," "intends," "anticipates," and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company's future financial performance (including sales and earnings guidance), its plans and expected benefits relating to store openings, closings and remodels, the addition of the Seattle’s Best Coffee and Paperchase brands to new and certain remodeled stores and its intentions with respect to dividend payments and share repurchases.

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Borders Group Q3 2005—4

These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company's forward-looking statements. These risks and uncertainties include, but are not limited to, consumer demand for the company's products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, weather, and other factors; changes in accounting rules; asset impairments relating to under-performing stores or other unusual items; an unexpected increase in competition; uninsured losses from risks such as terrorism, earthquakes, or floods for which no, or limited, insurance coverage is maintained; higher than anticipated interest costs; energy disruptions, shortages or higher than anticipated energy costs; adverse litigation expenses or results; unanticipated work stoppages or increased labor costs; higher than anticipated merchandise or occupancy costs; the performance of the company's strategic initiatives, including international expansion, remodels and the addition of the Seattle’s Best Coffee and Paperchase brands to certain Borders stores; the stability and capacity of the company's information systems; and changes in foreign currency exchange rates.

Exhibit 99.1 to the company's Form 10-Q for the fiscal quarter ended July 23, 2005 filed with the Securities and Exchange Commission sets forth a more detailed discussion of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and that discussion is incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.
###

Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts)

Sales and Earnings Summary
				(Restated)
	Quarter Ended October 22, 2005			Quarter Ended October 24, 2004
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Borders	$572.9	$-	$572.9	$564.1	$-	$564.1
Waldenbooks Specialty Retail	138.4	-	138.4	150.6	-	150.6
International	125.9	-	125.9	118.6	-	118.6
Total sales	837.2	-	837.2	833.3	-	833.3
Other revenue	3.7	-	3.7	5.3	-	5.3
Total revenue	840.9	-	840.9	838.6	-	838.6
Cost of goods sold, including occupancy costs	638.5	2.4	640.9	625.3	0.2	625.5
Gross margin	202.4	(2.4)	200.0	213.3	(0.2)	213.1
Selling, general and administrative expenses	217.0	(0.5)	216.5	210.5	0.3	210.8
Pre-opening expense	2.4	-	2.4	1.7	-	1.7
Asset impairments and other writedowns	-	0.4	0.4	-	0.2	0.2
Operating income (loss)	(17.0)	(2.3)	(19.3)	1.1	(0.7)	0.4
Interest expense	3.5	-	3.5	2.2	-	2.2
Income (loss) before income taxes	(20.5)	(2.3)	(22.8)	(1.1)	(0.7)	(1.8)
Income taxes	(8.2)	(0.5)	(8.7)	(0.4)	(0.3)	(0.7)
Net income (loss)	$(12.3)	$(1.8)	$(14.1)	$(0.7)	$(0.4)	$(1.1)

Basic EPS (3)	$(0.18)	$(0.02)	$(0.20)	$(0.01)	$-	$(0.01)
Basic weighted avg. common shares (3)	69.2	69.2	69.2	76.5	76.5	76.5

Comparable Store Sales
Borders Superstores	(0.2%)			(1.6%)
Waldenbooks Specialty Retail	(5.2%)			(4.1%)

Sales and Earnings Summary (As Percentage of Total Sales)
				(Restated)
	Quarter Ended October 22, 2005			Quarter Ended October 24, 2004
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Borders	68.5%	-%	68.5%	67.7%	-%	67.7%
Waldenbooks Specialty Retail	16.5	-	16.5	18.1	-	18.1
International	15.0	-	15.0	14.2	-	14.2
Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue	0.4	-	0.4	0.6	-	0.6
Total revenue	100.4	-	100.4	100.6	-	100.6
Cost of goods sold, including occupancy costs	76.3	0.3	76.6	75.0	-	75.0
Gross margin	24.1	(0.3)	23.8	25.6	-	25.6
Selling, general and administrative expenses	25.9	-	25.9	25.3	-	25.3
Pre-opening expense	0.3	-	0.3	0.2	-	0.2
Asset impairments and other writedowns	-	-	-	-	-	-
Operating income (loss)	(2.1)	(0.3)	(2.4)	0.1	-	0.1
Interest expense	0.4	-	0.4	0.3	-	0.3
Income (loss) before income taxes	(2.5)	(0.3)	(2.8)	(0.2)	-	(0.2)
Income taxes	(1.0)	(0.1)	(1.1)	(0.1)	-	(0.1)
Net income (loss)	(1.5)%	(0.2)%	(1.7)%	(0.1)%	-%	(0.1)%

(1)  Results from 2005 were impacted by a number of non-operating items including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program, as well as adjustments made to correct for prior years’ lease accounting. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(2)  Results from 2004 were impacted by a number of non-operating items, primarily consisting of store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(3)  The Company calculates EPS using basic weighted average common shares outstanding during periods of net loss and using diluted weighted average common shares outstanding during periods of net income. Diluted weighted average common shares outstanding were 70.5 million and 77.7 million for the quarter ended October 22, 2005 and October 24, 2004, respectively.

Certain reclassifications have been made to conform to current year presentation and prior year amounts have been restated for lease-related accounting adjustments, as described in the Company’s press release of March 10, 2005.

Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts)

Sales and Earnings Summary
				(Restated)
	Nine Months Ended October 22, 2005			Nine Months Ended October 24, 2004
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Borders	$1,770.8	$-	$1,770.8	$1,734.2	$-	$1,734.2
Waldenbooks Specialty Retail	432.5	-	432.5	451.4	-	451.4
International	372.7	-	372.7	325.6	-	325.6
Total sales	2,576.0	-	2,576.0	2,511.2	-	2,511.2
Other revenue	13.7	-	13.7	18.9	-	18.9
Total revenue	2,589.7	-	2,589.7	2,530.1	-	2,530.1
Cost of goods sold, including occupancy costs	1,946.9	2.3	1,949.2	1,882.2	1.2	1,883.4
Gross margin	642.8	(2.3)	640.5	647.9	(1.2)	646.7
Selling, general and administrative expenses	650.1	4.4	654.5	622.9	(1.4)	621.5
Pre-opening expense	5.1	-	5.1	3.7	(0.3)	3.4
Asset impairments and other writedowns	-	1.0	1.0	-	0.8	0.8
Operating income (loss)	(12.4)	(7.7)	(20.1)	21.3	(0.3)	21.0
Interest expense	9.0	-	9.0	6.5	-	6.5
Income (loss) before income taxes	(21.4)	(7.7)	(29.1)	14.8	(0.3)	14.5
Income taxes	(8.4)	(2.6)	(11.0)	5.5	(0.1)	5.4
Net income (loss)	$(13.0)	$(5.1)	$(18.1)	$9.3	$(0.2)	$9.1

Basic EPS (3)	$(0.18)	$(0.07)	$(0.25)
Basic weighted avg. common shares (3)	71.0	71.0	71.0

Diluted EPS (3)				$0.12	$-	$0.12
Diluted weighted avg. common shares (3)				78.6	78.6	78.6

Comparable Store Sales
Borders Superstores	0.3%			0.7%
Waldenbooks Specialty Retail	(2.1%)			(2.2%)

Sales and Earnings Summary (As Percentage of Total Sales)
				(Restated)
	Nine Months Ended October 22, 2005			Nine Months Ended October 24, 2004
	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (1)	(1)	Basis	Basis (2)	(2)	Basis
Borders	68.7%	-%	68.7%	69.0%	-%	69.0%
Waldenbooks Specialty Retail	16.8	-	16.8	18.0	-	18.0
International	14.5	-	14.5	13.0	-	13.0
Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue	0.5	-	0.5	0.8	-	0.8
Total revenue	100.5	-	100.5	100.8	-	100.8
Cost of goods sold, including occupancy costs	75.6	0.1	75.7	75.0	-	75.0
Gross margin	24.9	(0.1)	24.8	25.8	-	25.8
Selling, general and administrative expenses	25.2	0.2	25.4	24.8	-	24.8
Pre-opening expense	0.2	-	0.2	0.1	-	0.1
Asset impairments and other writedowns	-	-	-	-	-	-
Operating income (loss)	(0.5)	(0.3)	(0.8)	0.9	-	0.9
Interest expense	0.3	-	0.3	0.3	-	0.3
Income (loss) before income taxes	(0.8)	(0.3)	(1.1)	0.6	-	0.6
Income taxes	(0.3)	(0.1)	(0.4)	0.2	-	0.2
Net income (loss)	(0.5)%	(0.2)%	(0.7)%	0.4%	-%	0.4%

(1)  Results from 2005 were impacted by a number of non-operating items including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program, as well as adjustments made to correct for prior years’ lease accounting. Partially offsetting these costs are other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(2)  Results from 2004 were impacted by a number of non-operating items, primarily consisting of income resulting from the deconsolidation of certain variable interest entities pursuant to the provisions of FIN 46 and an insurance reimbursement related to the loss of the Borders store at the World Trade Center. Partially offsetting this income are store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(3)  The Company calculates EPS using basic weighted average common shares outstanding during periods of net loss and using diluted weighted average common shares outstanding during periods of net income. Diluted weighted average common shares outstanding were 72.5 million for the six months ended October 22, 2005 and basic weighted average common shares outstanding were 77.2 million for the six months ended October 24, 2004.

Certain reclassifications have been made to conform to current year presentation and prior year amounts have been restated for lease-related accounting adjustments, as described in the Company’s press release of March 10, 2005.

Borders Group, Inc. Financial Statements
Condensed Consolidated Balance Sheets
		(Restated)
	October 22,	October 24,	January 23,
	2005	2004	2005
Assets
Cash and cash equivalents	$67.7	$145.8	$244.8
Investments	-	-	95.4
Inventory	1,612.9	1,533.5	1,306.9
Other current assets	112.3	89.0	118.3
Property and equipment, net	680.6	635.8	635.6
Other assets and deferred charges	93.0	116.2	99.2
Goodwill	123.6	123.4	128.6
Total assets	$2,690.1	$2,643.7	$2,628.8
Liabilities, Minority Interest and Stockholders’ Equity
Short-term borrowings and current portion of long-term debt	$378.2	$136.7	$141.2
Accounts payable	790.2	829.3	615.1
Other current liabilities	300.0	315.7	439.7
Long-term debt	5.4	56.3	55.8
Other long-term liabilities	319.6	277.9	286.7
Total liabilities	1,793.4	1,615.9	1,538.5
Minority interest	1.3	1.4	1.4
Total stockholders' equity	895.4	1,026.4	1,088.9
Total liabilities, minority interest and stockholders’ equity	$2,690.1	$2,643.7	$2,628.8

Certain reclassifications have been made to conform to current year presentation and prior year amounts have been restated for lease-related accounting adjustments, as described in the Company’s press release of March 10, 2005.

Store Activity Summary

	Quarter Ended		Nine Months Ended		Year Ended
	October 22,	October 24,	October 22,	October 24,	January 23,
	2005	2004	2005	2004	2005
Borders
Beginning number of stores	464	450	462	445	445
Openings	2	9	6	15	19
Closings	-	-	(2)	(1)	(2)
Ending number of stores	466	459	466	459	462
Ending square footage (in millions)	11.7	11.6	11.7	11.6	11.6

Waldenbooks Specialty Retail Stores (1)
Beginning number of stores	704	727	705	733	733
Openings	7	4	18	9	15
Closings	(11)	(2)	(23)	(13)	(43)
Ending number of stores	700	729	700	729	705
Ending square footage (in millions)	2.7	2.9	2.7	2.9	2.8

Borders International Stores
Beginning number of stores	47	37	42	37	37
Openings	3	2	8	2	5
Closings	-	-	-	-	-
Ending number of stores	50	39	50	39	42
Ending square footage (in millions)	1.3	1.0	1.3	1.0	1.1

Books, etc. International Stores
Beginning number of stores	33	36	35	36	36
Openings	-	-	-	1	1
Closings	-	-	(2)	(1)	(2)
Ending number of stores	33	36	33	36	35
Ending square footage (in millions)	0.2	0.2	0.2	0.2	0.2

(1) Includes all small format stores in malls, airports and outlet malls.

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)

				(Restated)
	Quarter Ended October 22, 2005			Quarter Ended October 24, 2004
	Operating Basis (3)	Adjustments (3)	GAAP Basis	Operating Basis (4)	Adjustments (4)	GAAP Basis
Borders
Sales	$572.9	$-	$572.9	$564.1	$-	$564.1
EBITDA (1)	26.8	2.6	29.4	33.3	(0.3)	33.0
Depreciation expense	19.6	1.0	20.6	19.3	-	19.3
Interest expense (income)	(3.7)	-	(3.7)	(1.1)	-	(1.1)
Income taxes	4.3	0.6	4.9	5.8	(0.1)	5.7
Net income (loss)	6.6	1.0	7.6	9.3	(0.2)	9.1
Net income (loss) per share	$0.09	$0.02	$0.11	$0.12	$-	$0.12

Waldenbooks Specialty Retail
Sales	$138.4	$-	$138.4	$150.6	$-	$150.6
EBITDA (1)	(12.3)	(0.1)	(12.4)	(8.0)	(0.3)	(8.3)
Depreciation expense	3.8	-	3.8	3.7	-	3.7
Interest expense (income)	(10.6)	-	(10.6)	(10.2)	-	(10.2)
Income taxes	(2.1)	(0.1)	(2.2)	(0.6)	(0.1)	(0.7)
Net income (loss)	(3.4)	-	(3.4)	(0.9)	(0.2)	(1.1)
Net income (loss) per share	$(0.05)	$-	$(0.05)	$(0.01)	$-	$(0.01)

International
Sales	$125.9	$-	$125.9	$118.6	$-	$118.6
EBITDA (1)	(1.6)	(5.0)	(6.6)	4.5	(0.1)	4.4
Depreciation expense	4.7	-	4.7	4.1	-	4.1
Interest expense (income)	5.2	-	5.2	4.9	-	4.9
Income taxes	(4.6)	(1.5)	(6.1)	(2.0)	(0.1)	(2.1)
Net income (loss)	(6.9)	(3.5)	(10.4)	(2.5)	-	(2.5)
Net income (loss) per share	$(0.10)	$(0.05)	$(0.15)	$(0.03)	$-	$(0.03)

Corporate (2)
EBITDA (1)	$(1.8)	$1.2	$(0.6)	$(1.6)	$-	$(1.6)
Interest expense (income)	12.6	-	12.6	8.6	-	8.6
Income taxes	(5.8)	0.5	(5.3)	(3.6)	-	(3.6)
Net income (loss)	(8.6)	0.7	(7.9)	(6.6)	-	(6.6)
Net income (loss) per share	$(0.12)	$0.01	$(0.11)	$(0.09)	$-	$(0.09)

Consolidated
Sales	$837.2	$-	$837.2	$833.3	$-	$833.3
EBITDA (1)	11.1	(1.3)	9.8	28.2	(0.7)	27.5
Depreciation expense	28.1	1.0	29.1	27.1	-	27.1
Interest expense (income)	3.5	-	3.5	2.2	-	2.2
Income taxes	(8.2)	(0.5)	(8.7)	(0.4)	(0.3)	(0.7)
Net income (loss)	(12.3)	(1.8)	(14.1)	(0.7)	(0.4)	(1.1)
Net income (loss) per share	$(0.18)	$(0.02)	$(0.20)	$(0.01)	$-	$(0.01)

(1)
EBITDA is operating income (loss) before depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA information is being included as we believe it is a commonly used measure of operating performance in the retail industry. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

(2)	The Corporate segment includes interest expense, various corporate governance costs and corporate incentive costs.

(3)
Results from 2005 were impacted by a number of non-operating items including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program, as well as adjustments made to correct for prior years’ lease accounting. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(4)
Results from 2004 were impacted by a number of non-operating items, primarily consisting of store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

Certain reclassifications have been made to conform to current year presentation and prior year amounts have been restated for lease-related accounting adjustments, as described in the Company’s press release of March 10, 2005.

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)

				(Restated)
	Nine Months Ended October 22, 2005			Nine Months Ended October 24, 2004
	Operating Basis (3)	Adjustments (3)	GAAP Basis	Operating Basis (4)	Adjustments (4)	GAAP Basis
Borders
Sales	$1,770.8	$-	$1,770.8	$1,734.2	$-	$1,734.2
EBITDA (1)	101.7	2.1	103.8	108.9	2.1	111.0
Depreciation expense	59.2	4.4	63.6	58.0	-	58.0
Interest expense (income)	(9.4)	-	(9.4)	(4.0)	-	(4.0)
Income taxes	20.2	(0.9)	19.3	21.3	0.8	22.1
Net income (loss)	31.7	(1.4)	30.3	33.6	1.3	34.9
Net income (loss) per share	$0.45	$(0.02)	$0.43	$0.42	$0.02	$0.44

Waldenbooks Specialty Retail
Sales	$432.5	$-	$432.5	$451.4	$-	$451.4
EBITDA (1)	(24.8)	(0.9)	(25.7)	(13.9)	(1.0)	(14.9)
Depreciation expense	10.8	-	10.8	10.6	-	10.6
Interest expense (income)	(32.5)	-	(32.5)	(31.0)	-	(31.0)
Income taxes	(1.2)	(0.4)	(1.6)	2.6	(0.4)	2.2
Net income (loss)	(1.9)	(0.5)	(2.4)	3.9	(0.6)	3.3
Net income (loss) per share	$(0.02)	$(0.01)	$(0.03)	$0.05	$(0.01)	$0.04

International
Sales	$372.7	$-	$372.7	$325.6	$-	$325.6
EBITDA (1)	(0.2)	(5.4)	(5.6)	11.3	(1.0)	10.3
Depreciation expense	13.8	-	13.8	11.5	-	11.5
Interest expense (income)	15.6	-	15.6	13.9	-	13.9
Income taxes	(11.9)	(1.7)	(13.6)	(5.9)	(0.4)	(6.3)
Net income (loss)	(17.7)	(3.7)	(21.4)	(8.2)	(0.6)	(8.8)
Net income (loss) per share	$(0.25)	$(0.05)	$(0.30)	$(0.10)	$(0.01)	$(0.11)

Corporate (2)
EBITDA (1)	$(5.3)	$0.9	$(4.4)	$(4.9)	$(0.4)	$(5.3)
Interest expense (income)	35.3	-	35.3	27.6	-	27.6
Income taxes	(15.5)	0.4	(15.1)	(12.5)	(0.1)	(12.6)
Net income (loss)	(25.1)	0.5	(24.6)	(20.0)	(0.3)	(20.3)
Net income (loss) per share	$(0.36)	$0.01	$(0.35)	$(0.25)	$-	$(0.25)

Consolidated
Sales	$2,576.0	$-	$2,576.0	$2,511.2	$-	$2,511.2
EBITDA (1)	71.4	(3.3)	68.1	101.4	(0.3)	101.1
Depreciation expense	83.8	4.4	88.2	80.1	-	80.1
Interest expense (income)	9.0	-	9.0	6.5	-	6.5
Income taxes	(8.4)	(2.6)	(11.0)	5.5	(0.1)	5.4
Net income (loss)	(13.0)	(5.1)	(18.1)	9.3	(0.2)	9.1
Net income (loss) per share	$(0.18)	$(0.07)	$(0.25)	$0.12	$-	$0.12

(1)
EBITDA is operating income (loss) before depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement. EBITDA information is being included as we believe it is a commonly used measure of operating performance in the retail industry. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to income from operations as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.

(2)	The Corporate segment includes interest expense, various corporate governance costs and corporate incentive costs.

(3)
Results from 2005 were impacted by a number of non-operating items including accelerated depreciation, store closure costs and disposals of fixed assets resulting from the remodel program, as well as adjustments made to correct for prior years’ lease accounting. Partially offsetting these costs are other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(4)
Results from 2004 were impacted by a number of non-operating items, primarily consisting of income resulting from the deconsolidation of certain variable interest entities pursuant to the provisions of FIN 46 and an insurance reimbursement related to the loss of the Borders store at the World Trade Center. Partially offsetting this income are store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

Certain reclassifications have been made to conform to current year presentation and prior year amounts have been restated for lease-related accounting adjustments, as described in the Company’s press release of March 10, 2005.